Exhibit 21.1
List of Volcano Corporation Subsidiaries

Name	Jurisdiction
1. Volcano Japan Co., Ltd.	Japan
2. Volcano Europe, S.A./N.V.	Belgium
3. Corazon Acquisition, Inc.	Texas

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